EXHIBIT 99.1

QCR Holdings, Inc. Announces Sale of First Wisconsin Bank & Trust

MOLINE, Ill., Oct. 13, 2008 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) announced today that the Company has signed an agreement to sell its Milwaukee subsidiary, First Wisconsin Bank & Trust, to National Bancshares, Inc. for approximately $13.5 million. Pending regulatory approval, the transaction is expected to close near the end of 2008. The transaction will result in a gain of approximately $.5 million, after taxes and related expenses.

Immediately prior to the proposed transaction, QCR Holdings, Inc. intends to repurchase 121,246 shares of QCR Holdings stock currently owned by National Bancshares in its investment portfolio of various bank holding company securities. The amount of the redemption, if conducted today, is expected to be approximately $1.6 million based on the current stock price. National Bancshares, Inc. is a $1.1 billion bank holding company headquartered in Bettendorf, Iowa.

"The current banking and capital market environments look very different today than they did in 2006 when we expanded our footprint into the Milwaukee market," stated Doug Hultquist, President and Chief Executive Officer of the Company. "In particular, the de novo banking environment has changed significantly, resulting in a longer period of start-up losses than first projected. Our expansion into the Milwaukee market in 2006 required that we devote more resources, particularly capital, to that charter. At that time it was much easier to raise capital in our industry. The current banking and economic environments call for the best and most strategic use of capital and we feel confident that our strategy to focus on our Quad Cities, Cedar Rapids and Rockford charters, and our leasing subsidiary, M2 Lease Funds, is the most efficient and cost effective use of our capital."

"The sale of our First Wisconsin charter will allow us to strategically focus our resources on our three very successful charters in the Quad Cities, Cedar Rapids, and Rockford markets," stated Todd A. Gipple, Chief Operating Officer and Chief Financial Officer of the Company. He added, "We have created very strong relationship based financial institutions in these communities. The sale of First Wisconsin allows us to focus our efforts on gaining additional market share in each of our markets and to take further advantage of significant current opportunities in the Rockford community. This transaction also eliminates the impact of continued 'start-up' losses of First Wisconsin on our Company and is immediately accretive for our shareholders."

One of the significant factors influencing the purchase by National Bancshares was that three of the four senior officers at First Wisconsin had previously worked with Dan Westrope, President and CEO of National Bancshares. Westrope was previously the CFO of State Financial Bank of Milwaukee, where he and the three senior officers were employed prior to State Financial's sale to Associated Bank. "I am excited to be back in the Milwaukee market and working with the talented team at First Wisconsin," stated Westrope. "First Wisconsin has made great strides in growing loans and deposits since 2006 and we intend on continuing the successful expansion of the institution."

Doug Hultquist concluded, "We are very pleased to announce this transaction that further clarifies and enhances our strategic focus in this changing banking environment. As we continue to focus on increased profitability in our Quad Cities, Cedar Rapids and Rockford banks, as well as our leasing subsidiary, M2 Lease Funds, we will continue our forward looking approach to increasing shareholder value."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which is based in Brookfield, Wisconsin and began operations in 2006, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in commercial leasing through its 80% owned subsidiary, M2 Lease Funds, based in Milwaukee, Wisconsin. The Common Stock of QCR Holdings, Inc. is traded on the Nasdaq Capital Market under the symbol of QCRH.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President,
           Chief Operating Officer, Chief Financial Officer
          309.743.7745